UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

 OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 5, 2014

A.C. SIMMONDS AND SONS INC.

 (Exact Name of Registrant as Specified in its Charter)

NEVADA	001-35802	45-5512933
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

3565 King Rd., King City, Ontario, Canada L7B 1M3
(Address of principal executive offices)

(905) 833-9845
(Registrant’s telephone number, including area code)

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.03: Bankruptcy or Receivership.

On September 3, 2014, the Royal Bank of Canada (“RBC”) submitted an application with the Ontario Superior Court of Justice in Toronto, Canada to appoint Duff & Phelps Canada Restructuring (“D&P”) as interim receiver of all of the assets, undertakings and properties of Goudas Food Products and Investments Limited (“Goudas”), a wholly-owned subsidiary of A.C. Simmonds and Sons Inc. (the “Company”). RBC is Goudas’ largest secured creditor. The assets of Goudas constitute the greater part of the assets of the Company. On August 29, 2014, Goudas had filed a Notice of Intent to Make a Proposal under the applicable Bankruptcy and Insolvency Act.

The Company has agreed with representatives of RBC that the Company shall continue to manage the operations of Goudas. The Company agreed with RBC to not oppose RBC’s application to appoint an interim receiver. On September 3, 2014, the Ontario Superior Court of Justice granted RBC’s request and appointed D&P as interim receiver. The Ontario Superior Court of Justice stated that this was a limited form of interim receivership order, and noted that the order sought by RBC did not contemplate that D&P would manage Goudas’ business or sell any of Goudas’ property. In addition, the Ontario Superior Court of Justice ordered Goudas to disclose certain records to such court by September 10, 2014. The Ontario Superior Court of Justice also enumerated the basis for its ruling that RBC was entitled to the appointment of an interim receiver, noted that there appears to be an immediate risk to certain assets (or the possibility of their dissipation or loss), and stated that Goudas, on the record before the court, was in default under its loan documents with RBC.

The Company is presently working to implement the Company’s business plan for Goudas while addressing Goudas’ outstanding obligations to RBC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. SIMMONDS AND SONS INC.

Dated: September 9, 2014	By:	/s/ John G. Simmonds
Name: John G. Simmonds
Title: Chief Executive Officer